Exhibit 99
For More Information
Investor Contacts:

Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-7722
Suzanne@blueshirtgroup.com

Barry Zwarenstein
CFO, Senior Vice President
SMART Modular Technologies
510-624-8134
Barry.Zwarenstein@smartm.com

SMART Modular Technologies Reports Fourth Quarter and Fiscal Year 2008 Results

FREMONT, CA – September 25, 2008 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, solid state drives, embedded computing subsystems, and TFT-LCD display products, today reported financial results for the fourth quarter and fiscal year 2008 ended August 29, 2008.

Fourth Quarter Fiscal 2008 Highlights:
• Net Sales of $160.7 Million
• Gross Profit of $24.9 Million
• GAAP EPS of ($0.06)
• Non-GAAP Diluted EPS of $0.05
• Initiated Company-wide Restructuring

Fiscal 2008 Highlights:
• Net Sales of $670.2 Million
• Gross Profit of $119.7 Million
• GAAP EPS of $0.14
• Non-GAAP Diluted EPS of $0.55
        • Cash and Cash Equivalents of $116.0 Million
                • Completed the Acquisition of Adtron Corporation on March 3, 2008

Net sales for the fourth quarter of fiscal 2008 were $160.7 million, compared to $167.6 million for the third quarter of fiscal 2008, and $168.7 million for the fourth quarter of fiscal 2007.  Net sales for the fiscal year were $670.2 million, compared to $844.6 million for fiscal year 2007.

Gross profit for the fourth quarter of fiscal 2008 was $24.9 million, compared to $27.8 million in the third quarter of fiscal 2008, and $32.2 million in the fourth quarter of fiscal 2007.  Gross profit for fiscal year 2008 was $119.7 million, compared to $149.6 million in fiscal 2007.

GAAP net income for the fourth quarter of fiscal 2008 was ($3.5) million, or ($0.06) per share, compared to ($11.0) million, or ($0.18) per share in the third quarter of fiscal 2008, and $13.6 million, or $0.21 per diluted share in the fourth quarter of fiscal 2007.  For fiscal year 2008, SMART reported GAAP net income of $9.0 million, or $0.14 per diluted share, compared to $57.7 million, or $0.91 per diluted share in fiscal 2007.

Non-GAAP net income was $3.4 million or $0.05 per diluted share for the fourth quarter of fiscal 2008, compared to $4.9 million, or $0.08 per diluted share in the third quarter of fiscal 2008, and $12.1 million, or $0.19 per diluted share in the fourth quarter of fiscal 2007.  For fiscal year 2008, SMART reported non-GAAP net income of $35.2 million, or $0.55 per diluted share, compared to $58.5 million, or $0.92 per diluted share in fiscal 2007.  Non-GAAP net income excludes charges related to restructuring, goodwill impairment, in-process research and development, and other infrequent or unusual items, as well as stock-based compensation.  Please refer to the “Non-GAAP Information” below for further detail.

 “Fiscal 2008 was a difficult period for the memory industry as a whole and challenging for SMART,” commented Iain MacKenzie, President and CEO of SMART.  “Despite facing pressure stemming from the unprecedented and prolonged decline in DRAM ASPs and the macroeconomic environment, not only were we able to achieve profitability in fiscal 2008 but we also were able to achieve our diversification goal with non-DRAM revenues growing to 15% of our overall business for the full fiscal year.  We remain optimistic about our prospects for growth and confident in our competitive position.  However, in these difficult times we have conducted a comprehensive review to identify ways to best serve our customers while positioning the company for profitability going forward.  We have therefore begun implementing a company-wide restructuring program that encompasses a workforce reduction as well a consolidation of certain operations in Asia and the Caribbean.  In particular, we are exiting our China and India operations, and have announced the closure of our Dominican Republic facility.  We expect to achieve approximately $11.8 million in annualized cash savings from this restructuring plan once it is fully implemented, which we expect to be in the second  quarter of fiscal 2009, primarily due to reduced compensation-related expenses.  Going forward we intend to focus our spending on the markets and products that we believe offer the best opportunity for sustainable and profitable growth.”

 “Throughout fiscal 2008 our sales performance in Brazil continues be strong, reflecting the investments that we have made and the strength of the Brazilian economy.  We are also making solid progress in the SSD market with several design wins to date.  Our acquisition of Adtron in March has strengthened our SSD product offering and complements our existing product roadmap.  In August we announced a group of six new industrial grade SSD products which is our second generation of both the Ultra and the Lite SATA SSDs.  These products are targeted at embedded, industrial, defense and server applications and expand our presence in these new and demanding storage markets.  We also continue to make solid progress with our Display and Embedded products as demonstrated by recent key design wins in Europe.  While we expect continued challenges in the near-term for the DRAM market, we believe we are well-positioned for the long-term given our size, worldwide sales and customer service, global manufacturing footprint, and technology expertise,” concluded Mr. MacKenzie.

Restructuring Plan

On September 10, 1008, the Company announced a restructuring plan to better serve its customers and improve its operating performance.  The restructuring will result in the elimination of approximately 320 positions, or about 19 percent of the Company’s global workforce and the consolidation of certain operations in Asia and the Caribbean.  The majority of the workforce reduction is expected to be completed by the end of the next fiscal quarter.

Under this restructuring plan, the Company estimates cash savings of approximately $11.8 million annually, principally due to reduced compensation-related expenses.

The Company estimates that it will incur approximately $2.3 million in cash expenditures and recognize approximately $1.0 million in non-cash charges related to the restructuring.  Of the total $3.3 million, the Company recorded approximately $1.9 million ($1.8 million, net of tax) in the fourth quarter of fiscal 2008, and is expected to record the remainder in fiscal 2009.  A breakdown of the charges the Company expects to record by major type of cost is shown below:

Employee termination and other employee costs	$1.6 million
Asset write-downs (non-cash)	$1.0 million
Lease termination, facilities, and other related cost	$0.7 million
Total (pre-tax)	$3.3 million

Business Outlook

The following statements are based upon management’s current expectations.  These statements are forward-looking, and actual results may differ materially.  The Company undertakes no obligation to update these statements.

For the first quarter of fiscal 2009, SMART estimates net sales will be in the range of $157 million to $167 million, gross profit in the range of $24 million to $26 million, and net income per share will be in the range of ($0.03) to ($0.02) on a GAAP basis.  On a non-GAAP basis, excluding charges related to stock-based compensation, restructuring, amortization of intangible assets, in-process research and development and other non-recurring items, if any, the Company expects net income per diluted share will be in the range of $0.01 to $0.02.  The guidance for the first quarter includes an income tax provision estimated in the range of $0.02 to $0.03, and a foreign currency loss related to Brazil estimated at $0.02 per share. Please refer to the “Non-GAAP Information” and the reconciliation of guidance for non-GAAP measures below for further detail.

Conference Call Details

SMART’s fourth quarter and fiscal 2008 teleconference and webcast is scheduled to begin at 1:30 p.m. Pacific Daylight Time (PDT), or 4:30 p.m. Eastern Daylight Time (EDT), on Thursday, September 25, 2008. The call may be accessed US toll free by calling (800) 218-0204 or US toll by calling (303) 205-0033. Please join the conference call at least ten minutes early in order to register. The passcode for the call is “SMART”. SMART will also offer a live and archived webcast of the conference call, accessible from the Company’s website at http://www.smartm.com. A telephonic replay of the conference call will be available through midnight PDT, October 9, 2008, by dialing (800) 405-2236 and entering passcode 11119315#. Callers outside the U.S. and Canada may access the replay by dialing (303) 590-3000.

Forward-Looking Statements

Statements contained in this press release, including the quotations attributed to Mr. MacKenzie, that are not statements of historical fact, including any statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or similar words that describe the Company’s or its management’s future expectations, plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include projections regarding the Company’s financial performance, costs and benefits associated with restructuring, the timing of such costs and benefits, the DRAM market, new product introductions, and customer demand for its products.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the post-closing integration of the businesses and product lines of SMART and Adtron, production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in product prices and raw material costs, dependence upon third-party vendors, customer demand, changes in industry standards or release plans, fluctuations in the quarterly effective tax rate, possible increases in the estimated restructuring charges, lower than anticipated cash savings from the restructuring, changes in foreign currency exchange rates and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission including the Company’s Form 10-K for the fiscal year ended August 31, 2007, its Form 10-Q for the quarter ended November 30, 2007, Form 10-Q for the quarter ended February 29, 2008, and its Form 10-Q for the quarter ended May 30, 2008. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. The Company cannot predict such factors, nor can it assess the impact, if any, from such factors on the Company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release, including non-GAAP net income and non-GAAP net income per diluted share. Non-GAAP financial results do not include stock-based compensation expense, in-process research and development charge, restructuring costs, impairment charges and other infrequent or unusual items. These non-GAAP financial measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges, as well as the related tax effects, our non-GAAP results provide information to management and investors that is useful in assessing SMART's core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures, which are included below:

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data; unaudited)

	Three Months Ended August 29, 2008	Three Months Ended May 30, 2008		Three Months Ended August 31, 2007		Twelve Months Ended August 29, 2008	Twelve Months Ended August 31, 2007
Net (loss) income	$(3,497)	$(11,003)		$13,622	(*)	$9,005	$57,733	(*)
Add:
Deferred tax assets valuation allowance increase (release)	-	9,630		(2,433)		9,630	(2,433)
Goodwill impairment, no tax effect	3,187	-		-		3,187	-
Restructuring charges, net of tax	1,795	-		-		1,795	-
Stock-based compensation expense charged to operating expense, net of tax	1,899	1,875		874		7,224	3,153
In-process R&D expenses, no tax effect	-	4,400	(**)	-		4,400	-
Non-GAAP net income	$3,384	$4,902		$12,063		$35,241	$58,453

Non-GAAP net income per diluted share	$0.05	$0.08		$0.19		$0.55	$0.92
Shares used in computing net income per diluted share	63,403	63,449		63,975		63,555	63,782

(*) Prior period amounts revised to correct immaterial errors.
(**) The purchase price allocation for the acquisition of Adtron was recorded in the third quarter of fiscal 2008 based upon a preliminary analysis.  That analysis will be updated prior to filing the 2008 Form 10-K and adjustments may result.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
RECONCILIATION OF GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
(In $ million, except per share data; unaudited)

	Three Months Ending November 28, 2008
	Non-GAAP Range of Estimate			GAAP Range of Estimate
	From	To	Adjustments	From	To
Net income (loss)	$0.5	$1.1	$3.1(a)	$(2.6)	$(2.0)

Net income per share	$0.01	$0.02		$(0.04)	$(0.03)

Shares used in computing net income per share	64.0	64.0		61.4	61.4

(a) Reflects estimated adjustments as follows:	Adjustments
Stock compensation	2.0
Restructuring charges	1.1
Total Adjustments	3.1

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Through its subsidiary, Adtron Corporation, SMART offers high performance, high capacity solid state drives for enterprise, defense/aerospace, industrial automation, medical, and transportation markets.  Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure, and network processing applications. SMART’s Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended August 29, 2008	Three Months Ended August 31, 2007	Twelve Months Ended August 29, 2008	Twelve Months Ended August 31, 2007
	(In thousands, except per share data)
Net sales (1)	$160,666	$168,669	$670,151	$844,627
Cost of sales (1) (2)	135,729	136,508	550,420	695,054
Gross profit	24,937	32,161	119,731	149,573
Research and development	5,457	3,786	20,184	16,383
Selling, general and administrative	15,013	14,335	59,798	59,552
Restructuring charges	1,938	—	1,938	—
Goodwill impairment	3,187	—	3,187	—
In-process research and development charge	—	—	4,400	—
Total operating expenses	25,595	18,121	89,507	75,935
Income (loss) from operations	(658)	14,040	30,224	73,638
Interest expense, net	(1,536)	(1,183)	(5,355)	(7,381)
Other income, net	507	574	2,557	934
Total other expense, net	(1,029)	(609)	(2,798)	(6,447)
Income (loss) before provision for income taxes	(1,687)	13,431	27,426	67,191
Provision (benefit) for income taxes	1,810	(191)	18,421	9,458
Net income (loss) (2)	$(3,497)	$13,622	$9,005	$57,733
Net income (loss) per share, basic	$(0.06)	$0.23	$0.15	$0.97
Shares used in computing net income per ordinary share	61,348	60,487	60,985	59,636
Net income (loss) per share, diluted	$(0.06)	$0.21	$0.14	$0.91
Shares used in computing net income (loss) per diluted share	61,348	63,975	63,555	63,782

___________

(1) The consolidated statements of operations for the twelve months ended August 31, 2007 and August 29, 2008 have been revised to reflect a reclassification to increase both net sales and cost of sales by $16,255 and $7,353, respectively, to correct immaterial classification errors in fiscal years 2007 and 2008. The consolidated statement of operations for the three months ended August 31, 2007 has been revised to reflect a reclassification to increase both net sales and cost of sales by $3,082 to correct immaterial classification errors for that period.

(2) The consolidated statements of operations for the twelve months ended August 31, 2007 and August 29, 2008 have been revised to reflect decreases of $1,811 and $1,064, respectively, in cost of sales, to correct immaterial errors in fiscal years 2007 and 2008. The consolidated statement of operations for the three months ended August 31, 2007 has been revised to reflect a decrease of $406 in cost of sales to correct immaterial errors for that period.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 29, 2008	August 31, 2007
	(In thousands)
ASSETS
Cash and cash equivalents	$115,994	$144,147
Accounts receivable, net of allowances of $1,517 and $2,253 as of August 29, 2008 and August 31, 2007, respectively	193,736	184,391
Inventories	62,430	65,105
Prepaid expenses and other current assets	11,783	8,217
Total current assets	383,943	401,860
Property and equipment, net	39,317	33,588
Goodwill	7,765	3,187
Other intangible assets, net	8,856	-
Other non-current assets	4,541	14,442
Total assets	$444,422	$453,077
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable (1)	$93,482	$126,358
Accrued expenses and other current liabilities	20,716	24,043
Total current liabilities	114,198	150,401
Long-term debt	81,250	81,250
Other long-term liabilities	2,037	-
Total liabilities	197,485	231,651
Shareholders’ equity:
Ordinary shares	10	10
Additional paid-in capital	100,234	92,250
Deferred stock-based compensation	(91)	(335)
Accumulated other comprehensive income	14,132	6,083
Retained earnings (1)	132,652	123,418
Total shareholders’ equity	246,937	221,426
Total liabilities and shareholders’ equity	$444,422	$453,077

____________
(1) The consolidated balance sheet as of August 31, 2007 has been revised to reflect a decrease of $5,579 in accounts payable and a corresponding increase in retained earnings to correct immaterial errors related to an over-accrual of accounts payable as of the end of fiscal year 2007.